EXHIBIT 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE
CONTACT:
Christine C. Schmitt
Chief Financial Officer
(248) 377-8523

MEEMIC Holdings, Inc. Elects Officers

             AUBURN HILLS, MICH., SEPTEMBER 26, 2001 – MEEMIC Holdings, Inc. (NASDAQ:  MEMH) - announced that at a board meeting held September 19, 2001 A. Derrill Crowe, M.D., Chairman of ProAssurance Corporation, was named Chairman of MEEMIC Holdings, Inc.  Also elected as officers of MEEMIC Holdings, Inc. were Victor T. Adamo as Chief Executive Officer, Lynn M. Kalinowski as President, Christine C. Schmitt as Chief Financial Officer, Secretary and Treasurer, and William P. Sabados as Chief Information Officer.

             MEEMIC Insurance Company also announced that Christine C. Schmitt and William P. Sabados were added to the MEEMIC Insurance Company’s Board of Directors.  Elected as officers of MEEMIC Insurance Company were Victor T. Adamo as Chairman, Lynn M. Kalinowski as President and Chief Executive Officer, Christine C. Schmitt as Senior Vice President, Chief Financial Officer, Secretary and Treasurer, William P. Sabados as Senior Vice President and Chief Information Officer, and Michael D. Dreger as Vice President, Claims.

             Certain statements made in this release may constitute forward-looking statements as that term is defined in the federal securities laws.  These forward-looking statements involve risks and uncertainties that may cause actual results to differ materially.  These risks and uncertainties include, but are not limited to, the following: an increase in the frequency and severity of claims; uncertainties inherent in reserve estimates; the occurrence of catastrophic events; a change in the demand for, pricing of, or supply of reinsurance or insurance; changing and implementing new salesforce contracts; increased competitive pressure; changing rates of inflation; a deterioration in general economic conditions; and other risks and uncertainties listed or discussed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

Corporate Profile:
             MEEMIC Holdings provides personal auto, homeowners, boat and umbrella coverages primarily for educational employees and their families through its wholly-owned subsidiary, MEEMIC Insurance Company.  MEEMIC Insurance Company is rated A- (Excellent) by A.M. Best.  This news release and other MEEMIC Holdings releases are available at no charge through MEEMIC's website (www.meemic.com).

#   #   #